SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b).

(Amendment No.         )*

AMERICAN PUBLIC EDUCATION, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

02913V913

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 02913V913	Page 2 of 19 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ABS Capital Partners IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 7,112,952
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 7,112,952

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,112,952
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

40.0% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* PN (Limited Partnership)

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 02913V913	Page 3 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ABS Capital Partners IV-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 210,749
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 210,749

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,749
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.2% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* PN (Limited Partnership)

CUSIP No. 02913V913	Page 4 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ABS Capital Partners IV-Offshore, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 361,482
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 361,482

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 361,482
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.0% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* PN (Limited Partnership)

CUSIP No. 02913V913	Page 5 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ABS Capital Partners IV-Special Offshore, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 246,444
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 246,444

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 246,444
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.4% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* PN (Limited Partnership)

CUSIP No. 02913V913	Page 6 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ABS Partners IV, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 7,112,952
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 7,112,952

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,112,952
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

40.0% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* CO (Limited Liability Corporation)

CUSIP No. 02913V913	Page 7 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Donald B. Hebb, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 7,112,952
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 7,112,952

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,112,952
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

40.0% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 02913V913	Page 8 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Timothy T. Weglicki
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,376 (a)
6 SHARED VOTING POWER 7,112,952
7 SOLE DISPOSITIVE POWER 1,376 (a)
8 SHARED DISPOSITIVE POWER 7,112,952

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,114,328 (a)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

40.0% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* IN (Individual)

Note

(a)	Includes 1,148 shares of common stock subject to forfeiture.

CUSIP No. 02913V913	Page 9 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John D. Stobo, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 7,112,952
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 7,112,952

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,112,952
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

40.0% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 02913V913	Page 10 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Phillip A. Clough
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,376 (a)
6 SHARED VOTING POWER 7,112,952
7 SOLE DISPOSITIVE POWER 1,376 (a)
8 SHARED DISPOSITIVE POWER 7,112,952

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,114,328 (a)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

40.0% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* IN (Individual)

(a)	Includes 1,148 shares of common stock subject to forfeiture.

CUSIP No. 02913V913	Page 11 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Frederic G. Emry
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 7,112,952
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 7,112,952

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,112,952
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

40.0% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 02913V913	Page 12 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ashoke Goswami
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 7,112,952
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 7,112,952

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,112,952
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

40.0% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 02913V913	Page 13 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ralph S. Terkowitz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 7,112,952
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 7,112,952

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,112,952
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

40.0% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 02913V913	Page 14 of 19 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Laura L. Witt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 7,112,952
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 7,112,952

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,112,952
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

40.0% (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851))

12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 02913V913	Page 15 of 19 Pages

Item 1	(a)	Name of Issuer:

The name of the issuer is American Public Education, Inc., a Delaware corporation (the “Issuer”).

Item 1	(b)	Address of Issuer’s Principal Executive Offices:

The principal executive office and mailing address of the Issuer is 111 W Congress Street Charles Town WV 25414

Item 2	(a)	Name of Person Filing:

This Schedule is being filed by ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV-Offshore, L.P. and ABS Capital Partners IV-Special Offshore, L.P. (collectively referred to as the “Funds”); ABS Partners IV L.L.C., as the general partner of the Funds (the “General Partner”); and Donald B. Hebb, Jr., Phillip A. Clough, Timothy T. Weglicki, John D. Stobo, Jr., Frederic G. Emry, Ashoke Goswami, Ralph S. Terkowitz and Laura L. Witt, as the managing members of the General Partner (the “Managers”, and, collectively with the Funds and the General Partners, the “Reporting Persons”).

Item 2	(b)	Address of Principal Business Office:

The principal business address of the Reporting Persons is c/o ABS Capital Partners, 400 East Pratt Street, Suite 910, Baltimore, Maryland 21202.

Item 2	(c)	Citizenship:

ABS Capital Partners IV, L.P. and ABS Capital Partners IV-A, L.P. are organized in Delaware. ABS Capital Partners IV-Offshore, L.P. and ABS Capital Partners IV-Special Offshore, L.P. are organized in the Cayman Islands. The General Partner is organized in Delaware. The Managers are citizens of the United States.

Item 2	(d)	Title of Class of Securities:

This Schedule 13G relates to the Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2	(e)	CUSIP Number:

The CUSIP Number of the Common Stock is 02913V913.

Item 3	If This Statement is Filed Pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

N/A

CUSIP No. 02913V913	Page 16 of 19 Pages

Item 4	Ownership.

Explanatory Note: ABS Capital Partners IV, L.P. (“Fund IV”) has voting and dispositive power over the shares owned of record by each of the other Funds pursuant to the terms of an Irrevocable Proxy and Power of Attorney that each of the Funds entered into with Fund IV. Under the terms of each Irrevocable Proxy and Power of Attorney, Fund IV is entitled to vote or dispose of the shares of the granting Fund to the extent the applicable Fund could take such action, and, in each case, the other Fund does not retain any voting or dispositive power over the shares. The Irrevocable Proxy and Power of Attorney remains in full force and effect until such time that Fund IV terminates it.

The General Manager and each of the Managers disclaim beneficial ownership of the shares owned by the Funds except to the extent of their pecuniary interests.

(a) Amount beneficially owned:

ABS Capital Partners IV, L.P.: 7,112,952

ABS Capital Partners IV-A, L.P.: 210,749

ABS Capital Partners IV-Offshore, L.P.: 361,482

ABS Capital Partners IV-Special Offshore, L.P.: 246,444

The General Partner and the Managers (except for Phillip A. Clough and Timothy T. Weglicki): 7,112,952

Phillip A. Clough: 7,114,328 (includes 1,148 shares of common stock subject to forfeiture) Timothy T. Weglicki: 7,114,328 (includes 1,148 shares of common stock subject to forfeiture)

(b) Percent of class (Based on 17,760,525 shares outstanding as filed on February 4, 2008 in the Issuer’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-148851)):

ABS Capital Partners IV, L.P.: 40.0%

ABS Capital Partners IV-A, L.P: 1.2%

ABS Capital Partners IV-Offshore, L.P.: 2.0%

ABS Capital Partners IV-Special Offshore, L.P.: 1.4%

The General Partner and the Managers: 40.0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

Phillip A. Clough: 1,376 (includes 1,148 shares of common stock subject to forfeiture)

Timothy T. Weglicki: 1,376 (includes 1,148 shares of common stock subject to forfeiture)

(ii) Shared power to vote or to direct the vote:

ABS Capital Partners IV, L.P.: 7,112,952

ABS Capital Partners IV-A, L.P.: 210,749

ABS Capital Partners IV-Offshore, L.P.: 361,482

ABS Capital Partners IV-Special Offshore, L.P.: 246,444

The General Partner and the Managers: 7,112,952

(iii) Sole power to dispose or to direct the disposition of: 0

Phillip A. Clough: 1,376 (includes 1,148 shares of common stock subject to forfeiture)

Timothy T. Weglicki: 1,376 (includes 1,148 shares of common stock subject to forfeiture)

(iv) Shared power to dispose or to direct the disposition of:

ABS Capital Partners IV, L.P.: 7,112,952

ABS Capital Partners IV-A, L.P.: 210,749

ABS Capital Partners IV-Offshore, L.P.: 361,482

ABS Capital Partners IV-Special Offshore, L.P.: 246,444

The General Partner and the Managers: 7,112,952

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

N/A

Item 8	Identification and Classification of Members of the Group.

Item 9	Notice of Dissolution of Group.

N/A

Item 10	Certifications.

N/A

CUSIP No. 02913V913	Page 17 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008

ABS Capital Partners IV, L.P.		John D. Stobo, Jr.

By:	/s/ James E. Stevenson, Jr.	By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.	Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact*	Title:	Attorney-in-fact*

ABS Capital Partners IV-A, L.P.		Phillip A. Clough

By:	/s/ James E. Stevenson, Jr.	By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.	Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact*	Title:	Attorney-in-fact*

ABS Capital Partners IV-Offshore, L.P.		Frederic G. Emry

By:	/s/ James E. Stevenson, Jr.	By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.	Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact*	Title:	Attorney-in-fact*

ABS Capital Partners IV-Special Offshore, L.P.		Ashoke Goswami

By:	/s/ James E. Stevenson, Jr.	By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.	Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact*	Title:	Attorney-in-fact*

ABS Partners IV, L.L.C.		Ralph S. Terkowitz

By:	/s/ James E. Stevenson, Jr.	By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.	Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact*	Title:	Attorney-in-fact*

Donald B. Hebb, Jr.		Laura L. Witt

By:	/s/ James E. Stevenson, Jr.	By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.	Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact*	Title:	Attorney-in-fact*

Timothy T. Weglicki

By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact*

*	James E. Stevenson, Jr. is signing as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on February 14, 2007, and hereby incorporated by reference herein. The power of attorney was filed as an attachment to a filing on Schedule 13G for Double-Take Software, Inc. on February 14, 2007.

CUSIP No. 02913V913	Page 18 of 19 Pages

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Joint Filing Agreement, dated February 14, 2008, between ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV-Offshore, L.P., ABS Capital Partners IV-Special Offshore, L.P., ABS Partners IV, L.L.C., Donald B. Hebb, Jr., Timothy T. Weglicki, John D. Stobo, Jr., Phillip A. Clough, Frederic G. Emry, Ashoke Goswami, Ralph S. Terkowitz and Laura L. Witt